Exhibit 3(i)


                          CERTIFICATE OF INCORPORATION

                                       OF

                                    WOM, INC.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW



                  The undersigned incorporator, being a natural person of at least 18 years of age, for the purpose of forming a corporation (the "Corporation") under the Business Corporation Law, hereby adopts the following Certificate of Incorporation and certifies that:

                  FIRST:            The name of the Corporation is "WOM, Inc."

                  SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

                  THIRD: The aggregate number of shares of capital stock, which the Corporation is authorized to issue is 250,000 shares, consisting of 250,000 shares of common stock having a par value of $.01 per share.

                  FOURTH: The office of the Corporation is located in the County of Ulster, State of New York.

                  FIFTH: The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process served upon him is: Frederic M. Zinn, Corporate Secretary, 1151 Flatbush Road, Kingston, New York 12401.


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                  SIXTH:  Whenever  the  shareholders  of  the  Corporation  are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.


                  SEVENTH: No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated
Section 719 of the New York Business Corporation Law (the "BCL"). No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                  EIGHTH: The Corporation expressly elects not to be governed by Section 912 of the BCL.

Dated on this 14th day of December, 1999


                                             /s/ Frederic M. Zinn
                                             -------------------------------
                                             Frederic M. Zinn, Incorporator
                                             1151 Flatbush Road
                                             Kingston, New York 12401



Subscribed and affirmed by me as true under the penalties of perjury on December 14, 1999.

                                             /s/ Frederic M. Zinn
                                             -------------------------------
                                             Frederic M. Zinn, Incorporator
                                             1151 Flatbush Road
                                             Kingston, New York 12401